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                                                                     Exhibit 5.1




                                                 December 22, 1997




Park-Ohio Industries, Inc.
23000 Euclid Avenue
Cleveland, Ohio  44117

                Re:  9 1/4% Senior Subordinated Notes due 2007
                   --------------------------------------------

Ladies and Gentlemen:

         We are acting as counsel for Park-Ohio Industries, Inc., an Ohio corporation (the "Company"), in connection with the proposed issuance of $150,000,000 aggregate principal amount of the Company's 9 1/4% Senior Subordinated Notes Due 2007 (the "Notes"), pursuant to an Indenture, dated as of November 25, 1997 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), and an Exchange and Registration Rights Agreement, dated as of November 25, 1997, by and among the Company, CIBC Oppenheimer Corp., Merrill Lynch & Co. and Value Investing Partners Inc. (the "Registration Rights Agreement").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Notes have been duly authorized, and when duly executed by authorized officers of the Company, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, will be binding obligations of the Company, entitled to the benefits of the Indenture.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Company to effect registration of the Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                            Very truly yours,


                                           /s/ Jones, Day, Reavis & Pogue